    Exhibit 10.23
July 29, 2014

Bart Spriester

Dear Bart,

I am pleased to offer you the position of Senior Vice President, Video Products, reporting to our President and Chief Executive Officer, Patrick Harshman.

You will receive a starting bi-weekly salary of $12,500.00, which equates to $325,000.00 on an annualized basis (for computational purposes only). In addition, you will have an annual cash incentive target of 50% of your annual salary (pro-rata from employment start date), which will be dependent upon Harmonic’s achievement of certain corporate financial objectives and your direct contributions toward achieving these objectives as will be set forth in our executive incentive plan. All of the above amounts are subject to federal and state tax withholdings.

Harmonic will provide you relocation assistance up to $175,000.00 (portions of which may be subject to tax withholdings). This amount may be used to cover certain costs associated with the sale of your existing home in Georgia, house hunting trips to California, temporary housing, car rental, and shipping of household goods. All relocation expenses must be supported by receipts and approved by me. If you voluntarily terminate from Harmonic before the completion of one year of employment, you will be required to repay any portion of the relocation assistance that has been utilized, on a pro-rata basis.

In addition, you will receive a sign-on bonus of $100,000.00, less applicable withholdings. This sign-on bonus will be payable to you in four equal installments of $25,000.00 (less applicable withholdings). The first $25,000.00 installment will be paid via the standard payroll schedule following your employment start date. This first installment is subject to re-payment, on a pro-rata basis, in the event you do not relocate to California within one year of your employment commencement date. The three remaining payments of $25,000.00 each will be paid in three equal quarterly installments commencing with your relocation date. You must be employed with the company at the time of each installment payment.

Upon commencement of employment with Harmonic, you will be eligible for stock options entitling you to purchase 100,000 shares of Harmonic Common Stock. The exercise price will be the closing market price of Harmonic’s shares on the date of approval. The options will vest incrementally over a three (3)-year period subject to your continued service with Harmonic, with 1/3 vesting upon the first anniversary of your employment commencement date and the remaining balance of the options vesting over the following (2)-year period with vesting occurring in equal monthly installments. Also, upon commencement of employment, you will be eligible to receive 50,000 restricted stock units (RSUs), each unit representing one share of Harmonic Common Stock. These RSUs will vest over a two (2)-year period subject to your continued service with Harmonic, with 50% vesting upon the first anniversary of your employment commencement date and the remaining 50% of the RSUs vesting on the second anniversary of your employment commencement date. These option and RSU grants will be subject to the terms and conditions of Harmonic’s 1995 Stock Plan, as amended, and the form of award agreements approved for making option and RSU grants thereunder. The option and RSU grants described above are subject to approval by the Compensation and Equity Ownership Committee of the Board of Directors of Harmonic.

Additionally, you will be offered to become a party to Harmonic’s standard executive Change of Control agreement. Details of this agreement will be communicated to you under separate cover.

Harmonic offers a comprehensive benefits package which includes health and welfare plans, 401(k) thrift savings plan, and an employee stock purchase plan. We reserve the right to modify or change our benefits at any time in our sole discretion. We will provide you with additional information regarding our complete list of our current fringe benefits during your orientation session.

If you decide to accept this offer of employment with the Company, you are required to sign and comply with the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (“Confidentiality Agreement”). A copy of the Confidentiality Agreement has been attached as Exhibit A.

Before starting, you must sign the Confidentiality Agreement and bring documentation for completion of the I-9 (employment verification) form. Your employment with Harmonic is at will, which means either party can choose to terminate the relationship at any time for any reason whatsoever, with or without cause.

This offer of employment is valid until the close of business on July 30, 2014 and is contingent upon the satisfactory completion of reference checks and a background check.

Bart, we believe you will play a key role in the growth and success of Harmonic going forward; we are very much looking forward to working with you. Please let me know of your acceptance by signing a copy of this offer letter and returning to me via scan or confidential direct fax to 408.490.6352.

Sincerely,

/s/ Peter E. Hilliard

Peter E. Hilliard
Senior Vice President, Worldwide Human Resources
Harmonic Inc.

Accepted and Anticipated Start Date:

/s/ Bart Spriester July 30, 2014
Bart Spriester Date

Anticipated Start Date: September 1, 2014

Exhibit A

At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement